Exhibit 14.1

JOHNSONDIVERSEY, INC.

FINANCE OFFICERS ETHICS POLICY

JohnsonDiversey, Inc. (the “Company”), requires that all of its officers, employees and representatives comply with its Code of Ethics and Business Conduct which supplements the philosophy set forth in “This We Believe” and is intended to provide guidance and general direction concerning laws, policies and ethical standards that affect our everyday business practices and behavior. In addition to those standards, the Company’s Chief Executive Officer and all Finance officers including, without limitation, the Company’s Chief Financial Officer, Treasurer, Vice President-Tax, Director of Internal Audit, Controller and Regional Finance Directors are required to strictly adhere to the following policies which supplement the Company’s Code of Ethics and Business Conduct.

The Company’s financial records and reports must be accurate and reliable as defined by generally accepted principles of accounting and other applicable requirements.

•	All of our books, records, accounts and financial statements are maintained in reasonable detail, appropriately reflect our transactions and conform to both applicable legal requirements and our system of internal controls.

•	Do not make false or misleading entries in Company books or accounts.

•	Do not establish or maintain secret or unrecorded funds or assets.

•	Disclose any false or misleading entries identified immediately.

•	Communicate in a timely manner to the Controller or CFO any material events that could have an unfavorable impact on the Company financial statements.

The Company will maintain accounting and internal control systems and records, consistent with generally accepted accounting practices, as well as all applicable laws and regulations, in order to provide reasonable assurance that Company assets are safeguarded against loss, and that Company financial records are reliable for preparing financial statements.

No fraudulent, false or misleading entries shall be made for any reason in the books or accounts of the Company and all entries should contain an appropriate description of the underlying transaction.

In addition, particular care must be taken in dealing with external audit firms. All persons covered by this policy having interaction with the Company’s external auditors must:

•	Maintain an “arms-length” relationship with the Company’s external auditors;

•	Not offer employment to any member of an external audit firm providing services to the Company without the prior approval of the Audit Committee of the Company’s Board of Directors (for a senior management position) or the Company’s Chief Financial Officer (for all other positions);

•	Not engage the Company’s existing external audit firm to perform any non-audit work without the prior approval of the Audit Committee;

•	Not accept any goods, services or cash in exchange for the award of Company business; and

•	Disclose all payments made to the outside auditors to the Audit Committee

If any employee of the Company has concerns or complaints regarding questionable accounting or auditing matters of the Company, or any substantive internal controls issues, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to senior management of the Company for resolution and, if such resolution is not acceptable, to submit such concern or complaint directly to the Audit Committee of the Board of Directors which will (subject to its duties arising under applicable law, regulations and legal proceedings), treat such submissions confidentially. Such submissions should be directed to the attention of the Audit Committee through a secure website on the Company’s Intranet at:

http://intranet.johnsondiversey.com/JDIntranet/JDIntran.nsf/viewProductionTitle/Safeguarding%20Our%20Company_English or through written communication to the Audit Committee, sent to Irene Esteves, Audit Committee Chairperson, in care of Robert Der, Partner, Ernst & Young LLP, Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606.

Employees are expected to use sound ethical judgment in all their business activities and to avoid even the appearance of bribery or other improper conduct, in connection with accepting or giving gifts and entertainment.

•	Do not give or accept bribes or kickbacks.

•	Give only gifts of nominal value in accordance with local custom.

•	Do not personally take opportunities that are discovered through the use of Company property, information or position without the prior consent of our Board.

•	Our employees are prohibited from competing with the Company.

•	You or your family may not accept a gift that would embarrass or damage the Company or influence your business decisions.

Bribes and Kickbacks: Company employees, directly or indirectly, will not make or accept any payments or, anything else of value that could reasonably be construed to be in the nature of a bribe or kickback or other payment to or for the personal benefit of an individual rather than his employer; nor will Company employees use any agent, consultant or other third party to make such payments on behalf of the Company.

I hereby acknowledge that I have read and understand the above Ethics Policy and agree to abide by the terms outlined herein.

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